Exhibit 1

REGISTRATION RIGHTS AGREEMENT

by and between

MORGANS HOTEL GROUP CO.

and

NORTHSTAR PARTNERSHIP, L.P.

Dated as of February 17, 2006

TABLE OF CONTENTS

1.	Certain Definitions		1

2.	Demand Registrations		4
	(a)	Right to Request Registration	4
	(b)	Number of Demand Registrations	4
	(c)	Participation Rights of Holders	4
	(d)	Priority on Demand Registrations	4
	(e)	Restrictions on Demand Registrations	5
	(f)	Selection of Underwriters	6
	(g)	Other Registration Rights	6
	(h)	Effective Period of Demand Registrations	6

3.	Piggyback Registrations		6
	(a)	Right to Piggyback	6
	(b)	Priority on Piggyback Registrations	7
	(c)	Selection of Underwriters	8
	(d)	Other Registration Rights	8

4.	S-3 Registrations		8
	(a)	Right to Request Registration	8
	(b)	Priority on Shelf Takedowns	8
	(c)	Selection of Underwriters	9
	(d)	Other Registration Rights	9

5.	Holdback Agreements		9

6.	Registration Procedures		10

7.	Registration Expenses		14

8.	Indemnification		15

9.	Participation in Underwritten Registrations		17

10.	Rule 144		17

11.	Miscellaneous		18
	(a)	Notices	18
	(b)	No Waivers	18
	(c)	Expenses	19
	(d)	Successors and Assigns	19
	(e)	Governing Law	19
	(f)	Jurisdiction	19
	(g)	Waiver of Jury Trial	19
	(h)	Counterparts; Effectiveness	19
	(i)	Entire Agreement	19

ii

(j)	Captions	20
(k)	Severability	20
(l)	Amendments	20
(m)	Equitable Relief	20

iii

                THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made and entered into as of February 17, 2006, by and between Morgans Hotel Group Co., a Delaware corporation (the “ Company ”), and NorthStar Partnership, L.P., a Delaware limited partnership (the “ Initial Securityholder ”).

                In consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                1.      Certain Definitions.

                In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

                “Affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                “Agreement” means this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Registration Rights Agreement as the same may be in effect at the time such reference becomes operative.

                “Blackout Period” has the meaning set forth in Section 6(f) hereof.

                “Common Stock” means any shares of common stock issued by the Company.

                “Company” has the meaning set forth in the introductory paragraph.

                “Delay Period” has the meaning set forth in Section 2(e) hereof.

                “Demand Registration” has the meaning set forth in Section 2(a) hereof.

                “Demand Registration Statement” has the meaning set forth in Section 2(a) hereof.

                “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                “Form S-3” means a registration statement on Form S-3 under the Securities Act or such successor form thereto permitting registration of securities under the Securities Act.

                “Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

                “Holder” means a Securityholder to the extent that such Securityholder is a holder of record of (1) Registrable Common Stock or (2) OP Units. For purposes of this Agreement, the Company may deem and treat the registered holder of Registrable Common Stock and OP Units as the absolute owner thereof, and the Company shall not be affected by any notice to the contrary. In order to determine the number of shares of Registrable Common Stock held by a Holder and the number of shares of Registrable Common Stock outstanding, the OP Units held by a Securityholder shall be deemed to have been redeemed for or exchanged into shares of Common Stock.

                “Initial Securityholder” means NorthStar Partnership, L.P., a Delaware limited liability company.

                “Morgans” means Morgans Hotel Group LLC.

                “Morgans Group LLC” means Morgans Group LLC, a Delaware limited liability company, or the other entity through which the Company owns its hotel properties.

                “Nasdaq” means The Nasdaq Stock Market, Inc. or any successor reporting system.

                “NorthStar Group” means the Initial Securityholder and any Affiliate of the Initial Securityholder, including, without limitation, NorthStar Capital Investment Corp.

                “OP Units” means any units of membership interest in Morgans Group LLC that are issued to a Securityholder.

                “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or any other entity.

                “Piggyback Registration” has the meaning set forth in Section 3(a) hereof.

                “Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Common Stock covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

                “Registrable Common Stock” means (1) any shares of Common Stock held of record by the Initial Securityholder as of the date hereof, (2) any shares of Common

Stock held of record by Morgans as of the date hereof that may be directly or indirectly issued or distributed to the Initial Securityholder by Morgans, (3) any shares of Common Stock that may be issued to the Initial Securityholder upon redemption or exchange of OP Units held of record by the Initial Securityholder as of the date hereof, (4) any shares of Common Stock that may be issued upon redemption or exchange of OP Units held of record by Morgans as of the date hereof to the extent such OP Units may be issued or distributed to the Securityholders by Morgans, (5) any shares of Common Stock held by a Holder from time to time, and (6) any securities of the Company issued or issuable with respect to the shares of Common Stock referred to in clause (1) through (5) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

                “Registration Expenses” has the meaning set forth in Section 7(a) hereof.

                “Registration Statement” means any registration statement of the Company which covers any of the Registrable Common Stock pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

                “S-3 Registration” has the meaning set forth in Section 4 hereof.

                “SEC” means the Securities and Exchange Commission.

                “Securities Act” means the Securities Act of 1933, as amended.

                “Securityholder” means each member of the NorthStar Group; provided that if (i) any direct or indirect member, investor or beneficial owner of any equity interest in any member of the NorthStar Group receives Registrable Common Stock initially held by the Initial Securityholder, whether by distribution, redemption, exchange or otherwise (a “ recipient ”), and (ii) such recipient can not distribute Registrable Common Stock without being subject to restrictions on transfer under the Securities Act, then such recipient shall be included in the definition of “Securityholder” hereunder.

                “Suspension Notice” has the meaning set forth in Section 6(f) hereof.

                “Termination Date” means, as to any Holder, the date upon which all the Registrable Common Stock owned by such Holder may be sold in any three-month period without registration under the Securities Act.

                “underwritten offering” means a registered offering in which securities of the Company are sold to underwriters for reoffering to the public.

                2.      Demand Registrations.

                (a)      Right to Request Registration.   Subject to the provisions hereof, beginning six months after the date hereof and continuing until the Termination Date, one or more Holders may at any time request registration for resale under the Securities Act of all or part of the Registrable Common Stock separate from an S-3 Registration (a “ Demand Registration ”); provided , that (based on then current market prices) the number of shares of Registrable Common Stock included in the Demand Registration would yield gross proceeds to the Holders requesting such Demand Registration of at least $25,000,000 unless the aggregate value (based on then current market prices) of the Registrable Common Stock held by the Holders requesting such Demand Registration is less than $25,000,000 but greater than $15,000,000, in which case the Demand Registration shall be for all of the Registrable Common Stock of the Holders requesting such Demand Registration (other than Registrable Common Stock which, as of the date of such demand, are in the form of OP Units and either held directly by a Securityholder or that a Securityholder may be entitled to receive from Morgans in a pro rata distribution of its OP Units, which such Holders shall not be required to include in such Demand Registration). Subject to Section 2(e) below, the Company shall use its reasonable best efforts (i) to file a Registration Statement (a “ Demand Registration Statement ”) registering for resale such number of shares of Registrable Common Stock as requested to be so registered within 30 days of a Holder’s request therefor and (ii) to cause such Demand Registration Statement to be declared effective by the SEC as soon as practicable thereafter.

                (b)      Number of Demand Registrations.   Subject to the limitations of Section 2(a), the Holders shall be entitled to request three (3) Demand Registrations. A Registration Statement shall not count as a permitted Demand Registration unless and until it has become effective and the Holders are able to register and sell at least 50% of the Registrable Common Stock requested to be included in such registration.

                (c)      Participation Rights of Holders.   Whenever the Company shall be requested by one or more Holders to effect a Demand Registration pursuant to Section 2(a) hereof, the Company shall promptly (but not later than 5 days after receiving such request) give written notice of such requested Demand Registration to each other Holder that has provided contact information to the Company prior thereto. Such notice shall inform Holders that they have 10 days to notify the Company in writing as provided in Section 11 hereof that they wish to participate in such proposed Demand Registration. The Company shall include in such Demand Registration the shares of Common Stock of any Holder who irrevocably notifies the Company that the Holder has elected to include such shares of Common Stock in such Demand Registration.

                (d)      Priority on Demand Registrations.   The Company may include Common Stock other than Registrable Common Stock in a Demand Registration on the terms provided below and in Section 2(h) hereof, and, if such Demand Registration is an underwritten offering, only with the consent of the managing underwriters of such offering. If the managing underwriters of the requested Demand Registration advise the Company and the Holders requesting such Demand Registration that in their opinion the number of shares of Common Stock proposed to be included in the Demand Registration exceeds the number of shares of Common Stock which can be sold in such underwritten offering and/or the number of shares of Common Stock proposed to be included in such registration would adversely affect the price per share of the Registrable Common Stock proposed to be sold in such underwritten offering, the Company shall include in such Demand Registration (i) first, the number of shares of Common Stock that the Holders propose to sell, and (ii) second, the number of shares of Common Stock proposed to be included therein by any other Persons (including shares of Common Stock to be sold for the account of the Company and/or other Holders) allocated among such Persons in such manner as they may agree. If the number of shares of Common Stock which can be sold is less than the number of shares of Common Stock proposed to be registered pursuant to clause (i) above by all the Holders proposing to sell, the amount of Common Stock to be so sold shall be allocated pro rata among the holders of Common Stock desiring to participate in such Demand Registration on the basis of the number of shares of Common Stock initially proposed to be registered by such holders or as such holders may otherwise agree; provided , that, if such Demand Registration is requested prior to the first anniversary of the date hereof, the amount of Common Stock to be so sold shall be allocated (1) first, to the shares of Registrable Common Stock requested to be registered by the Holders requesting such Demand Registration and (2) second, pro rata among the other holders of Common Stock desiring to participate in such Demand Registration on the basis of the number of shares of Common Stock initially proposed to be registered by such holders or as such holders may otherwise agree.

                (e)      Restrictions on Demand Registrations.   The Company shall not be obligated to effect any Demand Registration on behalf of a Holder within six months after the effective date of any Demand Registration, Piggyback Registration wherein such Holder was permitted to register, and actually sold, at least 50% of the shares of Registrable Common Stock requested to be included therein or S-3 Registration. The Company may (i) withdraw a Registration Statement previously filed (but not declared effective) pursuant to a Demand Registration or postpone for up to ninety (90) days the filing of a Registration Statement for a Demand Registration if, based on the good faith judgment of the Company, such postponement or withdrawal would avoid premature disclosure of a matter the Company has determined would not be in the best interest of the Company to be disclosed at such time or (ii) postpone the filing of a Demand Registration in the event the Company shall be required to prepare (A) audited financial statements as of a date other than its fiscal year end (unless the Holders requesting such registration agree to pay the expenses of such an audit) or (B) pro forma financial statements that are required to be included in the Registration Statement; provided , however , that in no event shall the Company withdraw a Registration Statement under clause (i) after such Registration Statement has been declared effective; and provided, further, however, that in any of the events described in clause (i) or (ii) above, the Holders requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations. The Company shall provide written notice to the Holders requesting a Demand Registration of (x) any postponement or withdrawal of the filing or effectiveness of a Registration Statement pursuant to this Section 2(e), (y) the Company’s decision to file or seek effectiveness of such Registration Statement following such withdrawal or postponement and (z) the effectiveness of such Registration Statement, which notice, if it relates to clause (x), shall include the reasons therefor if the Holders requesting such Demand Registration shall have previously executed a confidentiality agreement satisfactory to the Company in respect thereof. The Company may defer the filing of a particular Registration Statement pursuant to this Section 2(e) only once during any six-month period. The period during which filing or effectiveness is so postponed hereunder is referred to as a “ Delay Period ”.

                (f)      Selection of Underwriters.   If any of the Registrable Common Stock covered by a Demand Registration is to be sold in an underwritten offering, the Company shall have the right to select one of the co-managing underwriters and the Holders requesting such Demand Registration shall have the right to select one of the co-managing underwriters to administer the offering subject to the consent of the other for the book-running or lead managing underwriter, in its sole discretion.

                (g)      Other Registration Rights.   The Company shall not grant to any Person the right to request the Company (i) to register any shares of Common Stock in a Demand Registration unless such rights are consistent with the provisions hereof, or (ii) to register any securities of the Company (other than shares of Common Stock) in a Demand Registration.

                (h)      Effective Period of Demand Registrations.   Upon the date of effectiveness of any Demand Registration for an underwritten offering contemplated to be consummated at the time of effectiveness of the Demand Registration, the Company shall use its reasonable best efforts to keep such Demand Registration Statement effective for a period equal to 15 business days from such date or such shorter period which shall terminate when all of the Registrable Common Stock covered by such Demand Registration has been sold pursuant to such Demand Registration. If the Company shall withdraw any Demand Registration pursuant to Section 2(e) or issue a Suspension Notice pursuant to Section 6(f) within such 15 business day period and before all of the Registrable Common Stock covered by such Demand Registration has been sold pursuant thereto, the Holders requesting such Demand Registration shall be entitled to a replacement Demand Registration which shall be subject to all of the provisions of this Agreement.

                3.      Piggyback Registrations.

                (a)      Right to Piggyback.   Beginning six months after the date hereof, whenever the Company proposes to register any of its Common Stock under the Securities Act (other than a registration statement on Form S-8 or on Form S-4 or any similar successor forms thereto), whether for its own account or for the account of one or more stockholders of the Company and the form of registration statement to be used may be used for any registration of Registrable Common Stock (a “ Piggyback Registration ”), the Company shall give prompt written notice (in any event no later than 10 days prior to the filing of such registration statement) to the Holders of its intention to effect such a registration and, subject to Section 3(b), shall include in such registration statement all Registrable Common Stock with respect to which the Company has received written requests for inclusion therein from the Holders within 8 days after the Holders’ receipt of the Company’s notice. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 2 of this Agreement or a S-3 Registration for purposes of Section 4 of this Agreement.

                (b)      Priority on Primary Piggyback Registrations.   If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters advise the Company and the Holders (if any of the Holders have elected to include Registrable Common Stock in such Piggyback Registration) that in their opinion the number of shares of Common Stock proposed to be included in such registration exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration (i) first, the number of shares of Common Stock that the Company proposes to sell, and (ii) second, the number of shares of Common Stock requested to be included therein by holders of Common Stock, including the Holders (if any of the Holders have elected to include Registrable Common Stock in such Piggyback Registration), pro rata among all such holders on the basis of the number of shares of Common Stock requested to be included therein by all such holders or as such holders may otherwise agree.

                (c)      Priority on Secondary Registrations.   If a Piggyback Registration is initiated as an underwritten registration on behalf of a holder of Common Stock other than Registrable Common Stock, and the managing underwriters advise the Company that in their opinion the number of shares of Common Stock proposed to be included in such registration exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the price per share of the Common Stock to be sold in such offering, then the Company shall include in such registration (i) first, the number of shares of Common Stock requested to be included therein by the holder(s) requesting such registration, (ii) second, the number of shares of Common Stock requested to be included therein by other holders of Common Stock including the Holders (if any of the Holders have elected to include Registrable Common Stock in such Piggyback Registration), pro rata among such holders on the basis of the number of shares of Common Stock requested to be included therein by such holders or as such holders may otherwise agree, and (iii) third, the number of shares of Common Stock that the Company proposes to sell.

                (d)      Selection of Underwriters.   If any Piggyback Registration is a primary underwritten offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

                (e)      Other Registration Rights.   The Company shall not grant to any Person the right to request the Company (i) to register any shares of Common Stock in a Piggyback Registration unless such rights are consistent with the provisions hereof, or (ii) to register any securities of the Company (other than shares of Common Stock) in a Piggyback Registration.

                4.      S-3 Registrations.

                (a)      Right to Request Registration.   At any time that the Company is eligible to use Form S-3 or any successor thereto, any of the Holders shall be entitled to request that the Company file a Registration Statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Registrable Common Stock pursuant to Rule 415 promulgated under the Securities Act or otherwise. Upon such request, the Company shall use its reasonable best efforts (i) to file a Registration Statement covering the number of shares of Registrable Common Stock specified in such request under the Securities Act on Form S-3 or any successor thereto (an “ S-3 Registration ”) for public sale in accordance with the method of disposition specified in such request within 30 days of the Holders’ request therefor and (ii) to cause such S-3 Registration to be declared effective by the SEC as soon as reasonably practicable thereafter. A Holder shall be entitled, upon not less than 24 hours (given on a business day and effect at the same time on the next business day) prior written notice to the Company in the manner provided below, to sell such Registrable Common Stock as are then registered pursuant to such Registration Statement (each, a “ Shelf Takedown ”). The Holders shall be entitled to request that a Shelf Takedown shall be an underwritten offering; provided, that (based on then current market prices) the number of shares of Registrable Common Stock included in such Shelf Takedown would yield gross proceeds to the Holders requesting such Shelf Takedown of at least $25,000,000. Each Holder shall also give the Company prompt written notice of the consummation of such Shelf Takedown by such Holder. A notice of a proposed Shelf Takedown pursuant to this Section shall be given by e-mail and facsimile transmission to the Company’s Chief Financial Officer, with a copy to designated counsel, as provided in Section 11(a) hereof, and shall be effective when receipt of such notice has been confirmed telephonically. The Company agrees to waive such 24-hour notice period if at the time such notice is effective, the Prospectus included in the Registration Statement related to the Registrable Common Stock proposed to be sold in the Shelf Takedown does not contain an untrue statement of a material fact and does not omit any material fact necessary to make the statements therein not misleading.

                (b)      Priority on Shelf Takedowns.   The Company may include Common Stock other than Registrable Common Stock in a Shelf Takedown on the terms provided below, and, if such Shelf Takedown is an underwritten offering, only with the consent of the managing underwriters of such offering. If the managing underwriters of the requested

Shelf Takedown advise the Company and the Holders participating in such Shelf Takedown that in their opinion the number of shares of Common Stock proposed to be included in any Shelf Takedown (1) exceeds the number of shares of Common Stock which can be sold in such underwritten offering or (2) would adversely affect the price per share of the Registrable Common Stock proposed to be sold in such underwritten offering, the Company shall include in such Shelf Takedown only the number of shares of Common Stock which in the opinion of such managing underwriters can be sold. If the number of shares of Common Stock which can be sold is less than the number of shares of Common Stock proposed to be registered, the amount of Common Stock to be so sold shall be allocated pro rata among the holders of Common Stock desiring to participate in such Shelf Takedown on the basis of the number of shares of Common Stock initially proposed to be registered by such holders or as such holders may otherwise agree.

                (c)      Selection of Underwriters.   If any of the Registrable Common Stock covered by an S-3 Registration is to be sold in an underwritten offering, the Company shall have the right to select one of the co-managing underwriters and the Holders requesting such S-3 Registration shall have the right to select one of the co-managing underwriters to administer the offering subject to the consent of the other for the book-running or lead managing underwriter, in its sole discretion.

                (d)      Other Registration Rights.   The Company shall not grant to any Person the right to request the Company (i) to register any shares of Common Stock in an S-3 Registration unless such rights are consistent with the provisions hereof, or (ii) to register any securities of the Company (other than shares of Common Stock) in an S-3 Registration.

                5.      Holdback Agreements.

                As long as any Holder is the beneficial owner of five percent or more of the outstanding Common Stock of the Company, such Holder agrees not to sell, transfer, hedge the beneficial ownership of or otherwise dispose of any shares of Common Stock (or other securities of the Company) held by it for a period equal to the lesser of (i) ninety (90) days following the date of a prospectus or prospectus supplement, as applicable, relating to a sale of shares of Common Stock (or other securities of the Company) in an underwritten offering registered under the Securities Act or (ii) such shorter period as the managing underwriters of such underwritten offering shall agree to. Such agreement shall be in writing in form satisfactory to the Company and the managing underwriters. The Company may impose stop-transfer instructions with respect to the shares of Registrable Common Stock (or other securities) subject to the foregoing restriction until the end of said period. The foregoing restrictions shall not apply to (i) the exercise of any warrants or stock options to purchase shares of capital stock of the Company (provided that such limitation does not affect limitations on any actions specified in the first sentence of this Section 5 with respect to the shares issuable upon such exercise), (ii) transfers to Affiliates where the transferee agrees to be bound by the terms hereof, (iii) the participation in the filing of a registration statement with the Securities and Exchange

Commission, including, without limitation, any S-3 Registration hereunder, or (iv) the shares of Registrable Common Stock included in the underwritten offering giving rise to the application of this Section 5. Notwithstanding the foregoing, the holdback arrangement set forth in this Section 5 shall not apply to sale shares of Common Stock that is registered on Form S-8 or Form S-4.

                6.      Registration Procedures.

                (a) Whenever a Holder requests that any Registrable Common Stock be registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Common Stock in accordance with the intended methods of disposition thereof, and, pursuant thereto, the Company shall as soon as reasonably practicable use its reasonable best efforts to:

                   (i)                   subject to Section 2(a) and Section 4, prepare and file with the SEC a Registration Statement with respect to such Registrable Common Stock and cause such Registration Statement to become effective as soon as reasonably practicable thereafter; and before filing a Registration Statement or Prospectus or any amendments or supplements thereto, furnish to the Holders and the underwriter or underwriters, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus and, if requested by the Holders, the exhibits incorporated by reference, and the Holders shall have the opportunity to object to any information pertaining to the Holders that is contained therein and the Company will make the corrections reasonably requested by the Holders with respect to such information prior to filing any Registration Statement or amendment thereto or any Prospectus or any supplement thereto;

                   (ii)                   prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than (A) 15 business days, in the case of a Demand Registration, or (B) the earlier of 2 years or the Termination Date in the case of an S-3 Registration, and no longer than is necessary to complete the distribution of the Common Stock covered by such Registration Statement and comply with the provisions of the Securities Act with respect to the disposition of all the Common Stock covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

                   (iii)                   furnish to each seller of Registrable Common Stock the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Common Stock owned by such seller;

                   (iv)                   register or qualify such Registrable Common Stock under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Common Stock owned by such seller (provided, that the Company will not be required to (I) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iv), (II) subject itself to taxation in any such jurisdiction or (III) consent to general service of process in any such jurisdiction);

                   (v)                   notify each seller of such Registrable Common Stock, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Common Stock, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

                   (vi)                   in the case of an underwritten offering on behalf of a Holder pursuant to a Demand Registration, Piggyback Registration or an S-3 Registration, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the Holders or the managing underwriters of such offering reasonably request in order to expedite or facilitate the disposition of such Registrable Common Stock (including, without limitation, making members of senior management of the Company available to participate in “road-show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Common Stock)) and cause to be delivered to the underwriters opinions of counsel to the Company in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the managing underwriters may request and addressed to the underwriters;

                   (vii)                   to the extent not prohibited by applicable law or pre-existing applicable contractual restrictions, (A) make available, for inspection by the Holders, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, (B) cause the Company’s officers and employees to supply all information reasonably requested by the Holders or such underwriter or attorney in connection with such Registration Statement, and (C) make the Company’s independent accountants available for any such underwriter’s due diligence;

                   (viii)                   cause all such Registrable Common Stock to be listed on each securities exchange on which securities of the same class issued by the Company are then listed or, if no such similar securities are then listed, on Nasdaq or a national securities exchange selected by the Company;

                   (ix)                   provide a transfer agent and registrar for all such Registrable Common Stock not later than the effective date of such Registration Statement;

                   (x)                   if requested, cause to be delivered at the time of delivery of any Registrable Common Stock sold pursuant to a Registration Statement, letters from the Company’s independent certified public accountants addressed to each selling Holder (unless such selling Holder does not provide to such accountants the appropriate representation letter required by rules governing the accounting profession) and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with primary or secondary underwritten public offerings, as the case may be;

                   (xi)                   make generally available to its stockholders a consolidated earnings statement (which need not be audited) for the 12 months beginning after the effective date of a Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earning statement under Section 11(a) of the Securities Act; and

                   (xii)                   promptly notify the Holders and the underwriter or underwriters, if any:

                  (1)                  when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement has been filed  and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

                  (2)                  of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

                  (3)                  of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Common Stock for sale under the applicable securities or blue sky laws of any jurisdiction.

                (b)      No Registration Statement (including any amendments thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and no Prospectus (including any supplements thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, except for any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance on and in conformity with written information furnished to the Company by or on behalf of the Holders specifically for use therein.

                (c)      The Company shall make available to the Holders such number of copies of a Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as the Holders may reasonably request in order to facilitate the disposition of the Registrable Common Stock owned by the Holders. The Company will promptly notify the Holders requesting registration of Registrable Common Stock of the effectiveness of each Registration Statement or any post-effective amendment. The Company will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as reasonably practicable and shall file an acceleration request as soon as reasonably practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review.

                (d)      At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of the Securities Act, the Company shall use its reasonable best efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and use its reasonable best efforts to take such further action as the Holders may reasonably request, all to the extent required to enable the Holders to be eligible to sell Registrable Common Stock pursuant to Rule 144 (or any similar rule then in effect).

                (e)      The Company may require each seller of Registrable Common Stock as to which any registration is being effected to furnish to the Company any other information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

                (f)      Each seller of Registrable Common Stock agrees by having its stock treated as Registrable Common Stock hereunder that, upon notice of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading (a  “ Suspension Notice ”), such seller will forthwith discontinue disposition of Registrable Common Stock for a reasonable length of time not to exceed 60 days until such seller is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 6(a)(v) hereof, and, if so directed by the Company, such seller will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such seller’s possession, of the Prospectus covering such Registrable Common Stock current at the time of receipt of such notice; provided, however, that such postponement of sales of Registrable Common Stock by any Holder shall not exceed one hundred and fifty (150) days in the aggregate in any one year. If the Company shall give any notice to suspend the disposition of Registrable Common Stock pursuant to a Prospectus, the Company shall extend the period of time during which the Company is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date such seller either is advised by the Company that the use of the Prospectus may be resumed or receives the copies of the supplemented or amended Prospectus contemplated by Section 6(a)(v) (a “ Blackout Period ”). In any event, the Company shall not be entitled to deliver more than four (4) Suspension Notices in any one year.

                7.      Registration Expenses.

                (a)     All expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called “ Registration Expenses ”) (but not including any underwriting discounts or commissions attributable to the sale of Registrable Common Stock or fees and expenses of more than one counsel representing the Holders), shall be borne by the Company. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed.

                (b)      In connection with one underwritten offering initiated by the Holders pursuant to the Demand Registration or the S-3 Registration, the Company shall reimburse the Holders covered by such registration or sale for the reasonable fees and disbursements of one law firm chosen by the Holders of a majority of the number of shares of Registrable Common Stock included in such registration or sale, subject to a maximum of $15,000.

                (c)      The obligation of the Company to bear the expenses described in Section 7(a) and to reimburse the Holders for the expenses described in Section 7(b) shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended, is converted to another form of registration and irrespective of when any of the foregoing shall occur; provided , however , that Registration Expenses for any Registration Statement withdrawn solely at the request of the Holders (unless withdrawn following postponement of filing by the Company in accordance with Section 2(e) or Section 3(a)) or any supplements or amendments to a Registration Statement or Prospectus resulting from a misstatement furnished to the Company by a Holder shall be borne by such Holder. In addition to the Company’s expense reimbursement obligation under Section 7(b), if any Registration Statement is withdrawn (unless such withdrawal is solely at the request of a Holder), the Company shall reimburse the Holders for their reasonable legal fees and related disbursements in connection with such withdrawn Registration Statement.

                8.      Indemnification.

                (a)      The Company shall indemnify, to the fullest extent permitted by law, the Holders and each Person who controls a Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Company by a Holder expressly for use therein or caused by a Holder’s failure to deliver to the Holder’s immediate purchaser a copy of the Registration Statement, Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished the Holders with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Common Stock. In connection with an underwritten offering, the Company shall indemnify such underwriters and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders.

                (b)      In connection with any Registration Statement in which a Holder is participating, each Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus or free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) and, shall severally indemnify, to the fullest extent permitted by law, the Company, its officers, directors and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Company by such Holder expressly for use therein or caused by such Holder’s failure to deliver to such Holder’s immediate purchaser a copy of the Registration Statement, Prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such Holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Common Stock; provided , however , that the liability of each Holder shall be in proportion to and limited to the net amount received by such Holder from the sale of Registrable Common Stock pursuant to such Registration Statement.

                (c)      Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

                (d)      The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

                (e)      If the indemnification provided for in or pursuant to this Section 8 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of a Holder be greater in amount than the amount of net proceeds received by such Holder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 8(a) or 8(b) hereof had been available under the circumstances.

                9.      Participation in Underwritten Registrations.

                No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

                10.      Rule 144.

                The Company shall use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and use its reasonable best efforts to take such further action as a Holder may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable the Holders to sell Registrable Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such information and requirements.

                11.      Miscellaneous.

                (a)      Notices.   Except as otherwise provided herein, all notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or by facsimile transmission (with immediate telephone confirmation thereafter),

                If to the Company:

                                Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
Attention:       Chief Financial Officer
Facsimile:        (212) 277-4201
E-mail:              richard.szymanski@morganshotelgroup.com

                with a copy to (which shall not constitute notice):

                                Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:       Robert W. Downes, Esq.
Facsimile:       (212) 558-3588
E-mail:             downesr@sullcrom.com

                If to the Initial Securityholder:

                                NorthStar Partnership, L.P.
527 Madison Avenue
New York, New York
Attention:       Richard McCready
Facsimile:        (212) 319-4557

or at such other address as such party each may specify by written notice to the others, and, except as otherwise provided herein, each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

                (b)      No Waivers.   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                (c)      Expenses.  Except as otherwise provided for herein or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with the preparation of this Agreement shall be paid by the Company.

                (d)      Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, it being understood that Holders (as defined) are intended third party beneficiaries hereof.

                (e)      Governing Law.   The internal laws of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

                (f)      Jurisdiction.   Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby must be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11(a) shall be deemed effective service of process on such party.

                (g)      Waiver of Jury Trial.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                (h)      Counterparts; Effectiveness.   This Agreement may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                (i)      Entire Agreement.   This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

                (j)      Captions.   The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.

                (k)      Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                (l)      Amendments.   The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Company and the Initial Securityholder.

                (m)      Equitable Relief.   The parties hereto agree that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

[Execution Page Follows]

                IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

NORTHSTAR PARTNERSHIP, L.P.

By:	/s/ W. Edward Scheetz
Name: W. Edward Scheetz
Title: Authorized Person

MORGANS HOTEL GROUP CO.

By:	/s/ W. Edward Scheetz
Name: W. Edward Scheetz
Title: Chief Executive Officer